Exhibit 23.15

CONSENT OF SRK CONSULTING (UK) LIMITED

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Technical Report Summary: Roughrider Uranium Project, Saskatchewan, Canada”, dated April 25, 2023, that we prepared, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) Current Report on Form 8-K filed with the United States Securities and Exchange Commission on July 2, 2023, incorporated by reference into the Company’s Annual Report on Form 10-K for the period ended July 31, 2023, filed with the SEC on September 29, 2023, as amended on April 2, 2024, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 12, 2024, and any amendments or supplements thereto.

SRK CONSULTING (UK) LIMITED

Per: /s/ Guy Dishaw
Guy Dishaw, P.Geo.

Date: July 12, 2024